Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dova Pharmaceuticals, Inc.:

We consent to the use of our report incorporated by reference herein.

Our report dated February 16, 2018 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Richmond, Virginia
July 27, 2018